Exhibit 99.1

Span-America Reports Results for Second Quarter of Fiscal 2009

GREENVILLE, S.C.--(BUSINESS WIRE)--April 22, 2009--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported its results for the second fiscal quarter ended March 28, 2009. Second quarter 2009 sales declined 15% to $13.4 million, and net income was down 23% to $1.1 million, or $0.38 per diluted share, compared with the second quarter of fiscal 2008.

“Our sales were down from last year due to lower medical segment sales following the expiration of a private label supply contract in May 2008, and a large order for therapeutic support surfaces that shipped in last year’s second quarter was not repeated this year,” stated Jim Ferguson, president and CEO of Span-America Medical Systems. “Sales in our custom products segment, which includes consumer and industrial products, were also down by 6% overall due to lower sales of our industrial products to automotive customers and a 1% decline in consumer sales. Considering the soft economy and our anticipated decline in private label medical sales, we expected to have a tough comparison to the second quarter last year when we had record earnings performance and near-record sales volume. Although our sales and earnings were down from last year’s record quarter, we are encouraged by how well the company performed in a difficult business environment, and we expect our sales and earnings comparisons to improve in the second half of fiscal 2009.”

Second Quarter Results

Second quarter sales for fiscal 2009 were $13.4 million compared with $15.8 million in the second quarter of last year. Medical segment sales decreased 19% to $9.3 million compared with $11.5 million in last year’s second quarter. Sales in the custom products segment declined 6% in the second quarter to $4.0 million compared with $4.3 million in the second quarter last year.

Within the medical segment, sales of therapeutic support surfaces declined by 26% to $6.6 million compared with $8.9 million in the second quarter of last year. The decline was primarily due to lower sales of private label products that were provided to a medical customer under an agreement that originally expired in May 2008. Sales to this customer declined by $1.4 million in the second quarter of fiscal 2009 and accounted for 66% of the total sales decline in the medical segment compared with the second quarter of last year. The majority of the remaining sales decline was due to a large order for PressureGuard® Easy Air® support surfaces from a long-term care customer in the second quarter of last year that was not repeated in the same period this year.

“We launched our Risk Manager bedside safety mat in December 2008,” continued Mr. Ferguson. “Initial sales were very promising at $182,000 for the second quarter. We expect new product introductions and a strengthening economy to contribute to improved results in the second half of this fiscal year.”

Among other medical product lines, sales of seating products increased 8% during the second quarter, patient positioner sales decreased by 2%, Selan® skin care product sales were down 4%, and overlays decreased 9% compared with the second quarter of fiscal 2008.

The decline in custom products sales was due primarily to lower sales in the industrial product lines where sales were down 26% to $695,000 compared with $938,000 in the second quarter last year. Industrial sales have been affected mainly by lower volume to automotive industry customers.

In the consumer part of the custom products segment, sales declined 1% to $3.35 million compared with $3.37 million in the same quarter last year. Sales to Wal-Mart were up during the second quarter; however, the increase was offset by lower sales to other consumer customers related to the general weakness in retail sales.

Second quarter gross profit declined 14% to $4.8 million compared with $5.5 million in the same period last year because of lower sales volume during the quarter. The impact of lower sales was partially offset by improved manufacturing efficiencies, which resulted in an increase in second quarter gross margin to 35.7% from 35.2% in the second quarter last year. “We made some progress in improving our raw material and labor usage, particularly in the lower-margin custom products segment,” said Mr. Ferguson. “Those improvements helped us preserve our gross margin even though sales were down.”

Total selling, R&D and administrative expenses declined by 7% during the second quarter due to lower selling and marketing expenses in the medical segment, which were related to lower sales levels. Operating income and income from continuing operations each declined by 25% during the quarter to $1.6 million and $1.1 million, respectively, due to lower sales volume.

“We increased R&D expenditures in the second quarter to fund new medical products under development,” stated Mr. Ferguson. “We believe our products provide solid value for our customers and that we have excellent opportunities to increase our market penetration through the new products and product enhancements in the pipeline.”

Net income decreased by 23% to $1.1 million, or $0.38 per diluted share, compared with $1.4 million, or $0.48 per diluted share, in the same period last year.

Year-to-Date Results

For the first half of fiscal 2009, total company sales declined 9% to $26.8 million compared with $29.4 million in the first half of last year. Most of the decline came from the medical segment where sales were down 9% to $19.1 million compared with $21.0 million in the first half last year. The decline in medical sales was due mainly to lower sales of private label support surfaces. Excluding the private label sales results related to the expired contract described above, total medical sales would have increased by 4% for the year-to-date period.

In the custom products segment, sales declined 9% to $7.6 million in the first half of fiscal 2009 compared with $8.4 million in the first half of fiscal 2008. Consumer sales were down 7% to $6.1 million, and industrial sales declined 18% to $1.5 million.

Income from continuing operations declined 21% in the first half of fiscal 2009 to $1.9 million, or $0.69 per diluted share, compared with $2.5 million, or $0.86 per diluted share, in the same period last year.

Net income for the first half of this fiscal year was down 20% to $1.9 million, or $0.69 per diluted share, compared with $2.4 million, or $0.84 per diluted share, in the first half last year. The decline in earnings was due primarily to lower sales volume during the period.

Outlook for Fiscal 2009

“We believe sales and earnings will improve in the second half of fiscal 2009 compared with the first half of the year, assuming no further significant declines in the economy,” commented Mr. Ferguson. “Our second half sales in the custom products segment will benefit from a new program with Sam’s Club. We originally expected the Sam’s business to start in March 2009, but it was briefly delayed at the customer’s request and has now begun in April. This new business should contribute positively to our performance in the third and fourth fiscal quarters this year.

“In the medical segment, we expect modest sales growth in our branded business throughout the remainder of the fiscal year, but that will be at least partially offset by lower private label sales. We also expect to benefit from sales of new products, like the Risk Manager, as well as additions to our support surface and positioner product lines that we plan to introduce later this year.

“Overall, we feel like the business performed well in a challenging market environment during the first half of fiscal 2009. Looking forward, we are confident about how the company is positioned for continued growth as the economy improves,” concluded Mr. Ferguson.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Span+Aids®, Isch-Dish®, and Selan® products. The company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The NASDAQ Global Market under the symbol "SPAN." For more information, visit www.spanamerica.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) expected declines in future sales of private label products to Hill-Rom, (b) the loss of a key customer or distributor for our products, (c) the inability to achieve anticipated sales volumes of medical or custom products, (d) the potential for volatile pricing conditions in the market for polyurethane foam, (e) raw material cost increases, (f) the potential for lost sales due to competition from low-cost foreign imports, (g) changes in relationships with large customers, (h) the impact of competitive products and pricing, (i) government reimbursement changes in the medical market, (j) FDA regulation of medical device manufacturing, and (k) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Statements of Income (Unaudited)

	Three Months Ended			Six Months Ended
	March 28,	March 29,		March 28,	March 29,
	2009	2008	% Chg	2009	2008	% Chg

Net sales	$13,376,334	$15,770,320	-15%	$26,768,717	$29,434,527	-9%
Cost of goods sold	8,602,085	10,226,057	-16%	17,304,309	19,243,309	-10%
Gross profit	4,774,249	5,544,263	-14%	9,464,408	10,191,218	-7%
	35.7%	35.2%		35.4%	34.6%

Selling and marketing expenses	2,112,719	2,359,290	-10%	4,348,828	4,353,403	0%
Research and development expenses	184,569	162,461	14%	354,182	355,283	0%
General and administrative expenses	878,464	888,129	-1%	1,817,267	1,710,386	6%
	3,175,752	3,409,880	-7%	6,520,277	6,419,072	2%

Operating income	1,598,497	2,134,383	-25%	2,944,131	3,772,146	-22%
	12.0%	13.5%		11.0%	12.8%

Non-operating income (expense):
Investment income and other	690	25,083	-97%	3,682	44,525	-92%
Interest (expense) refund	446	(30,970)	101%	(4,174)	(80,406)	95%
Net non-operating income (expense)	1,136	(5,887)	119%	(492)	(35,881)	99%

Income from continuing operations before income taxes	1,599,633	2,128,496	-25%	2,943,639	3,736,265	-21%
Income taxes on continuing operations	544,000	724,000	-25%	1,000,000	1,270,000	-21%
Income from continuing operations	1,055,633	1,404,496	-25%	1,943,639	2,466,265	-21%
	7.9%	8.9%		7.3%	8.4%

(Loss) from discontinued operations, net of income taxes	-	(27,088)	100%	(1,465)	(43,966)	97%

Net income	$1,055,633	$1,377,408	-23%	$1,942,174	$2,422,299	-20%

Income from continuing operations per common share:
Basic	$0.39	$0.51	-24%	$0.71	$0.89	-20%
Diluted	0.38	0.49	-23%	0.69	0.86	-19%

(Loss) from discontinued operations per common share:
Basic	$-	$(0.01)	100%	$(0.00)	$(0.02)	97%
Diluted	-	(0.01)	100%	(0.00)	(0.02)	97%

Net income per common share:
Basic	$0.39	$0.50	-22%	$0.71	$0.87	-19%
Diluted	0.38	0.48	-21%	0.69	0.84	-18%

Dividends per common share	$0.09	$0.08	13%	$0.18	$0.16	13%

Weighted average shares outstanding:
Basic	2,733,447	2,776,130	-2%	2,737,764	2,775,116	-1%
Diluted	2,794,574	2,867,896	-3%	2,802,780	2,882,306	-3%

Supplemental Data
Depreciation expense included in continuing operations	$188,711	$154,960	22%	$371,526	$304,813	22%
Amortization expense included in continuing operations	20,450	18,401	11%	42,120	35,396	19%

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Balance Sheets

	March 28,	Sept. 27,
	2009	2008
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$638,723	$833,714
Accounts receivable, net of allowances	6,853,234	7,771,366
Inventories	4,332,958	3,990,999
Deferred income taxes	683,000	683,000
Prepaid expenses	404,106	51,964
Total current assets	12,912,021	13,331,043

Property and equipment, net	6,414,319	6,569,091
Goodwill	1,924,131	1,924,131
Other assets	2,195,786	2,288,589
	$23,446,257	$24,112,854

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,906,524	$2,528,934
Accrued and sundry liabilities	2,241,720	2,753,771
Total current liabilities	4,148,244	5,282,705

Long-term debt	-	700,000
Deferred income taxes	45,000	45,000
Deferred compensation	731,806	752,684
Total long-term liabilities	776,806	1,497,684

Total liabilities	4,925,050	6,780,389

Shareholders' equity
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,733,959 (March 28, 2009) and 2,759,077 (Sept. 27, 2008)	1,034,405	1,308,847
Additional paid-in capital	577,113	563,304
Retained earnings	16,909,689	15,460,314
Total shareholders' equity	18,521,207	17,332,465

	$23,446,257	$24,112,854

Note: The Balance Sheet at September 27, 2008 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer